Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Third Quarter 2024 Financial Results

•	Third Quarter 2024 Revenues of $926.0 Million, Up 4% Compared to $893.3 Million in Prior Year Quarter

•	Third Quarter 2024 EPS of $1.85, Down 21% Compared to $2.34 in Prior Year Quarter

•	Company Updates Revenue and EPS Guidance Ranges for Full Year 2024

Washington, D.C., October 24, 2024 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the third quarter ended September 30, 2024.

Third quarter 2024 revenues of $926.0 million increased $32.8 million, or 3.7%, compared to revenues of $893.3 million in the prior year quarter. The increase in revenues was primarily due to higher demand and realized bill rates in the Economic Consulting segment and higher demand in the Technology segment, which was partially offset by lower demand and realized bill rates in the Corporate Finance & Restructuring segment. Net income of $66.5 million compared to $83.3 million in the prior year quarter. The decrease in net income was primarily due to an increase in compensation and selling, general and administrative (“SG&A”) expenses and a foreign currency (“FX”) remeasurement loss compared to a gain in the prior year quarter, which more than offset the increase in revenues compared to the prior year quarter. Adjusted EBITDA of $102.9 million, or 11.1% of revenues, compared to $118.7 million, or 13.3% of revenues, in the prior year quarter. Third quarter 2024 earnings per diluted share (“EPS”) of $1.85 compared to $2.34 in the prior year quarter.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented, “Though this is the third highest quarterly revenues we’ve ever had, the revenue this quarter fell below last quarter and our expectations. This shortfall was driven by a combination of market conditions and a few idiosyncratic factors. As we’ve talked about a number of times, though there are lots of factors that can cause quarterly variations in our business, long-term success in professional services is driven almost entirely by strengthening your positions around the world and your ability to attract, retain and develop A+ talent. Our ongoing progress in these areas continues to leave me excited about the powerful multiyear growth trajectory this company is on.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $219.4 million for the quarter ended September 30, 2024 compared to net cash provided by operating activities of $106.7 million for the prior year quarter. The year-over-year increase in net cash provided by operating activities was largely due to an increase in cash collections.

Cash and cash equivalents of $386.3 million at September 30, 2024 compared to $201.1 million at September 30, 2023 and $226.4 million at June 30, 2024. Total debt, net of cash and short-term investments, of ($386.3) million at September 30, 2024 compared to $59.4 million at September 30, 2023 and ($166.4) million at June 30, 2024. The sequential decrease in total debt, net of cash and short-term investments, was primarily due to an increase in net cash provided by operating activities.

There were no share repurchases during the quarter ended September 30, 2024. As of September 30, 2024, approximately $460.7 million remained available for common stock repurchases under the Company’s stock repurchase program.

Third Quarter 2024 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment decreased $6.0 million, or 1.7%, to $341.5 million in the quarter compared to $347.6 million in the prior year quarter. The decrease in revenues was primarily due to lower demand for business transformation & strategy services, which more than offset an increase in demand for transactions services. Adjusted Segment EBITDA of $57.9 million, or 17.0% of segment revenues, compared to $68.1 million, or 19.6% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to lower revenues and higher SG&A expenses compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $2.6 million, or 1.6%, to $168.8 million in the quarter compared to $166.1 million in the prior year quarter. Acquisition-related revenues contributed $1.9 million in the quarter. Excluding acquisition-related revenues, the increase in revenues was primarily due to higher construction solutions and disputes revenues, which was partially offset by lower data & analytics and investigations revenues. Adjusted Segment EBITDA of $20.0 million, or 11.8% of segment revenues, compared to $21.5 million, or 12.9% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher compensation and SG&A expenses, which more than offset the increase in revenues compared to the prior year quarter.

Economic Consulting

Revenues in the Economic Consulting segment increased $28.2 million, or 14.5%, to $222.0 million in the quarter compared to $193.9 million in the prior year quarter. The increase in revenues was primarily due to higher demand for merger and acquisition (“M&A”)-related antitrust services, which was partially offset by lower demand for non-M&A-related antitrust services. Adjusted Segment EBITDA of $35.2 million, or 15.9% of segment revenues, compared to $27.8 million, or 14.3% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of a 3.2% increase in billable headcount, compared to the prior year quarter.

Technology

Revenues in the Technology segment increased $11.5 million, or 11.7%, to $110.4 million in the quarter compared to $98.9 million in the prior year quarter. The increase in revenues was primarily due to an increase in demand for M&A-related “second request,” litigation, and information governance, privacy & security services, which was partially offset by lower demand for investigations services. Adjusted Segment EBITDA of $16.5 million, or 14.9% of segment revenues, compared to $14.9 million, or 15.0% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation, which includes the impact of a 14.1% increase in billable headcount, as well as an increase in SG&A expenses compared to the prior year quarter.

Strategic Communications

Revenues in the Strategic Communications segment decreased $3.5 million, or 4.1%, to $83.3 million in the quarter compared to $86.8 million in the prior year quarter. Excluding the estimated positive impact of FX, revenues decreased $4.4 million or 5.1%. The decrease in revenues was primarily due to a $3.1 million decline in pass-through revenues. Adjusted Segment EBITDA of $12.1 million, or 14.6% of segment revenues, compared to $13.5 million, or 15.5% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to lower revenues and higher SG&A expenses compared to the prior year quarter.

2024 Guidance

The Company is updating its full year 2024 guidance ranges for revenues and EPS. The Company now estimates that revenues for full year 2024 will range between $3.700 billion and $3.750 billion, which compares to the prior range of between $3.700 billion and $3.790 billion. The Company now estimates EPS for full year 2024 will range between $7.90 and $8.35, which compares to the prior range of between $8.10 and $8.60. The Company does not currently expect Adjusted EPS to differ from EPS.

Third Quarter 2024 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss third quarter 2024 financial results at 9:00 a.m. Eastern Time on Thursday, October 24, 2024. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 8,300 employees located in 34 countries and territories, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. In certain jurisdictions, FTI Consulting’s services are provided through distinct legal entities that are separately capitalized and independently managed. The Company generated $3.49 billion in revenues during fiscal year 2023. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

We have included the definitions of Segment Operating Income and Adjusted Segment EBITDA, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes and the gain or loss on sale of a business. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income and Condensed Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, initiatives, projections, prospects, policies, processes and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws, environmental, social and governance (“ESG”)-related issues, climate change-related matters, scientific and technological developments, including relating to new and emerging technologies, such as Artificial Intelligence and machine learning, and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans, expectations, intentions, aspirations, beliefs, goals, estimates, forecasts and projections will result or be achieved. Our actual financial results, performance or achievements and outcomes could differ materially from those expressed in, or implied by, any forward-looking statements. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of public health crises and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 22, 2024 and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$386,344	$303,222
Accounts receivable, net	1,184,475	1,102,142
Current portion of notes receivable	44,836	30,997
Prepaid expenses and other current assets	100,318	119,092

Total current assets	1,715,973	1,555,453
Property and equipment, net	150,379	159,662
Operating lease assets	206,945	208,910
Goodwill	1,240,280	1,234,569
Intangible assets, net	17,523	18,285
Notes receivable, net	108,450	75,431
Other assets	77,630	73,568

Total assets	$3,517,180	$3,325,878

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$201,806	$223,758
Accrued compensation	556,606	601,074
Billings in excess of services provided	64,764	67,937

Total current liabilities	823,176	892,769
Noncurrent operating lease liabilities	216,992	223,774
Deferred income taxes	138,562	140,976
Other liabilities	86,251	86,939

Total liabilities	1,264,981	1,344,458

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 35,949 (2024) and 35,521 (2023)	360	355
Additional paid-in capital	41,555	16,760
Retained earnings	2,345,143	2,114,765
Accumulated other comprehensive loss	(134,859)	(150,460)

Total stockholders’ equity	2,252,199	1,981,420

Total liabilities and stockholders’ equity	$3,517,180	$3,325,878

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended September 30,
	2024	2023
	(Unaudited)
Revenues	$926,019	$893,261

Operating expenses
Direct cost of revenues	628,079	598,804
Selling, general and administrative expenses	205,995	186,088
Amortization of intangible assets	1,053	1,340

	835,127	786,232

Operating income	90,892	107,029

Other income (expense)
Interest income and other	(909)	5,147
Interest expense	(1,197)	(4,474)

	(2,106)	673

Income before income tax provision	88,786	107,702
Income tax provision	22,320	24,385

Net income	$66,466	$83,317

Earnings per common share — basic	$1.88	$2.44

Weighted average common shares outstanding — basic	35,315	34,128

Earnings per common share — diluted	$1.85	$2.34

Weighted average common shares outstanding — diluted	35,892	35,656

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $—	$28,752	$(18,228)

Total other comprehensive income (loss), net of tax	28,752	(18,228)

Comprehensive income	$95,218	$65,089

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Nine Months Ended September 30,
	2024	2023
	(Unaudited)
Revenues	$2,803,728	$2,564,558

Operating expenses
Direct cost of revenues	1,891,862	1,740,407
Selling, general and administrative expenses	614,100	556,672
Amortization of intangible assets	3,149	4,939

	2,509,111	2,302,018

Operating income	294,617	262,540

Other income (expense)
Interest income and other	2,581	3,221
Interest expense	(6,235)	(10,435)

	(3,654)	(7,214)

Income before income tax provision	290,963	255,326
Income tax provision	60,585	62,067

Net income	$230,378	$193,259

Earnings per common share — basic	$6.55	$5.75

Weighted average common shares outstanding — basic	35,172	33,599

Earnings per common share — diluted	$6.43	$5.43

Weighted average common shares outstanding — diluted	35,842	35,599

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $—	$15,601	$(1,982)

Total other comprehensive income (loss), net of tax	15,601	(1,982)

Comprehensive income	$245,979	$191,277

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended September 30, 2024 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$66,466
Interest income and other							909
Interest expense							1,197
Income tax provision							22,320

Operating income	$54,503	$18,118	$33,880	$12,524	$11,188	$(39,321)	$90,892
Depreciation and amortization	2,631	1,644	1,364	3,941	897	526	11,003
Amortization of intangible assets	785	229	—	—	39	—	1,053

Adjusted EBITDA	$57,919	$19,991	$35,244	$16,465	$12,124	$(38,795)	$102,948

Nine Months Ended September 30, 2024 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$230,378
Interest income and other							(2,581)
Interest expense							6,235
Income tax provision							60,585

Operating income	$189,615	$63,185	$89,697	$40,600	$33,256	$(121,736)	$294,617
Depreciation and amortization	7,664	4,900	3,993	11,376	2,697	1,546	32,176
Amortization of intangible assets	2,332	609	—	—	208	—	3,149

Adjusted EBITDA	$199,611	$68,694	$93,690	$51,976	$36,161	$(120,190)	$329,942

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended September 30, 2023 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$83,317
Interest income and other							(5,147)
Interest expense							4,474
Income tax provision							24,385

Operating income	$64,633	$19,708	$26,293	$11,481	$12,503	$(27,589)	$107,029
Depreciation and amortization	2,414	1,548	1,463	3,392	882	680	10,379
Amortization of intangible assets	1,047	224	—	—	69	—	1,340

Adjusted EBITDA	$68,094	$21,480	$27,756	$14,873	$13,454	$(26,909)	$118,748

Nine Months Ended September 30, 2023 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$193,259
Interest income and other							(3,221)
Interest expense							10,435
Income tax provision							62,067

Operating income	$154,724	$63,881	$73,017	$39,803	$32,464	$(101,349)	$262,540
Depreciation and amortization	6,657	4,349	4,455	10,523	2,570	1,372	29,926
Amortization of intangible assets	4,069	631	—	—	239	—	4,939

Adjusted EBITDA	$165,450	$68,861	$77,472	$50,326	$35,273	$(99,977)	$297,405

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended September 30, 2024 (Unaudited)
Corporate Finance & Restructuring	$341,512	$57,919	17.0%	57%	$503	2,295
Forensic and Litigation Consulting	168,778	19,991	11.8%	55%	$388	1,529
Economic Consulting	222,033	35,244	15.9%	65%	$598	1,120
Technology (1)	110,404	16,465	14.9%	N/M	N/M	718
Strategic Communications (1)	83,292	12,124	14.6%	N/M	N/M	997

	$926,019	$141,743	15.3%			6,659

Unallocated Corporate		(38,795)

Adjusted EBITDA		$102,948	11.1%

Nine Months Ended September 30, 2024 (Unaudited)
Corporate Finance & Restructuring	$1,055,493	$199,611	18.9%	60%	$505	2,295
Forensic and Litigation Consulting	514,348	68,694	13.4%	57%	$395	1,529
Economic Consulting	657,454	93,690	14.3%	68%	$577	1,120
Technology (1)	326,992	51,976	15.9%	N/M	N/M	718
Strategic Communications (1)	249,441	36,161	14.5%	N/M	N/M	997

	$2,803,728	$450,132	16.1%			6,659

Unallocated Corporate		(120,190)

Adjusted EBITDA		$329,942	11.8%

Three Months Ended September 30, 2023 (Unaudited)
Corporate Finance & Restructuring	$347,560	$68,094	19.6%	60%	$514	2,251
Forensic and Litigation Consulting	166,137	21,480	12.9%	57%	$388	1,503
Economic Consulting	193,866	27,756	14.3%	65%	$559	1,085
Technology (1)	98,860	14,873	15.0%	N/M	N/M	629
Strategic Communications (1)	86,838	13,454	15.5%	N/M	N/M	1,010

	$893,261	$145,657	16.3%			6,478

Unallocated Corporate		(26,909)

Adjusted EBITDA		$118,748	13.3%

Nine Months Ended September 30, 2023 (Unaudited)
Corporate Finance & Restructuring	$981,124	$165,450	16.9%	59%	$492	2,251
Forensic and Litigation Consulting	488,636	68,861	14.1%	58%	$384	1,503
Economic Consulting	565,283	77,472	13.7%	67%	$533	1,085
Technology (1)	286,922	50,326	17.5%	N/M	N/M	629
Strategic Communications (1)	242,593	35,273	14.5%	N/M	N/M	1,010

	$2,564,558	$397,382	15.5%			6,478

Unallocated Corporate		(99,977)

Adjusted EBITDA		$297,405	11.6%

N/M	Not meaningful
(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2024	2023
	(Unaudited)
Operating activities
Net income	$230,378	$193,259
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	32,176	29,926
Amortization of intangible assets	3,149	4,939
Provision for expected credit losses	28,376	21,347
Share-based compensation	27,975	21,412
Deferred income taxes	(3,768)	(4,602)
Acquisition-related contingent consideration	(1,025)	4,263
Amortization of debt issuance costs and other	710	1,722
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(100,004)	(333,713)
Notes receivable	(45,589)	(22,600)
Prepaid expenses and other assets	(8,604)	(3,252)
Accounts payable, accrued expenses and other	(2,590)	(8,895)
Income taxes	(20,202)	(347)
Accrued compensation	(57,691)	(65,394)
Billings in excess of services provided	(3,509)	3,410

Net cash provided by (used in) operating activities	79,782	(158,525)

Investing activities
Purchases of property and equipment and other	(21,729)	(43,224)
Maturity of short-term investment	25,246	—
Purchase of short-term investment	—	(24,356)

Net cash provided by (used in) investing activities	3,517	(67,580)

Financing activities
Borrowings under revolving line of credit	600,000	725,000
Repayments under revolving line of credit	(600,000)	(440,000)
Repayment of convertible notes	—	(315,763)
Purchase and retirement of common stock	—	(20,982)
Share-based compensation tax withholdings	(16,593)	(15,211)
Proceeds on stock option exercises	10,614	1,208
Deposits and other	1,106	(1,332)

Net cash used in financing activities	(4,873)	(67,080)

Effect of exchange rate changes on cash and cash equivalents	4,696	2,645

Net increase (decrease) in cash and cash equivalents	83,122	(290,540)
Cash and cash equivalents, beginning of period	303,222	491,688

Cash and cash equivalents, end of period	$386,344	$201,148